Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS BEST EVER FINANCIAL RESULTS FOR FISCAL YEAR 2006 AS NET INCOME NEARLY TRIPLES.

NORWALK, CT., August 22, 2006 – Bolt Technology Corporation (AMEX:BTJ) today announced record financial results for the fourth quarter and fiscal year ended June 30, 2006.

Fiscal year 2006 sales increased 73% to $32,591,000 compared to $18,796,000 last year. Net income for the year ended June 30, 2006 increased 192% to $4,845,000 or $0.86 per diluted share, compared to $1,659,000 or $0.30 per diluted share last year.

Sales for the fourth quarter of fiscal 2006, the three months ended June 30, 2006, increased 79% to $9,612,000 compared to $5,375,000 for the fourth quarter of fiscal 2005 and net income for the quarter increased 136% to $1,621,000 or $0.29 per diluted share, compared to $688,000 or $0.12 per diluted share in last year’s fourth quarter.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “The high global demand for marine seismic exploration services has resulted in the achievement of all-time record financial results for our Company in fiscal year 2006. Shipments of Bolt’s high quality seismic energy sources and underwater electrical connectors have increased steadily throughout the year.”

Mr. Soto added, “Based on the current level of sales orders, requests for quotations and other inquiries, we believe that fiscal year 2007 will be another strong year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
Sales	$9,612,000	$5,375,000	$32,591,000	$18,796,000
Costs and expenses	7,131,000	4,362,000	25,161,000	16,296,000

Income before income taxes	2,481,000	1,013,000	7,430,000	2,500,000
Provision for income taxes	860,000	325,000	2,585,000	841,000

Net income	$1,621,000	$688,000	$4,845,000	$1,659,000

Diluted earnings per share	$0.29	$0.12	$0.86	$0.30
Average diluted shares outstanding	5,666,000	5,569,000	5,631,000	5,533,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets

	June 30,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$4,580,000	$3,654,000
Accounts receivable	7,639,000	3,043,000
Inventories	8,196,000	7,141,000
Other	483,000	516,000

	20,898,000	14,354,000

Property and Equipment	2,603,000	1,815,000
Goodwill	10,999,000	11,042,000
Other	111,000	105,000

	$34,611,000	$27,316,000

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,389,000	$2,100,000
Accrued expenses	2,296,000	1,456,000
Income taxes payable	1,158,000	348,000

	5,843,000	3,904,000

Deferred Income Taxes	436,000	337,000

Total liabilities	6,279,000	4,241,000

Stockholders’ Equity	28,332,000	23,075,000

	$34,611,000	$27,316,000

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